Exhibit 23.1

Deloitte
Auditores y Consultores Limitada
RUT: 80.276.200-3
Av. Providencia 1760
Pisos 6, 7, 8, 9 y 13
Providencia, Santiago
Chile
Fono: (56-2) 729 7000
Fax: (56-2) 374 9177
e-mail: deloittechile@deloitte.com
www.deloitte.cl

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-138953 on Form  F-3 of our report dated June 23, 2008 relating to the consolidated financial statements of Banco Santander Chile and its subsidiaries (collectively referred to as “Banco Santander Chile”) (which report expresses an unqualified opinion and contains explanatory paragraphs (1) referring to the translation of Chilean peso amounts into U.S. dollar amounts, (2) the reconciliation of Chile GAAP to U.S. GAAP for net income and shareholders’ equity and the application thereof and (3) the modified accounting basis under Chile GAAP for recording and valuation of financial investments acquired for trading, available-for-sale and held-to-maturity investments and derivative instruments), and of our report dated June 23, 2008 relating to the effectiveness of the Bank´s internal control over financial reporting, appearing in the Annual report on Form 20-F of Banco Santander Chile for the year ended December 31, 2007.

/s/Deloitte
Santiago, Chile
June 23, 2008